EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-766-1010 (ext. 1331)	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517
LACROSSE FOOTWEAR REPORTS SECOND QUARTER RESULTS
Year-over-Year Sales Up 10%,
Record Gross Margins and Earnings Increase 189%
Portland, Ore.—July 31, 2006 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear, today reported results for the second quarter ended July 1, 2006.
For the second quarter of 2006, LaCrosse reported consolidated net sales of $21.8 million, up 10% from $19.8 million in the second quarter of 2005. For the first half of 2006, consolidated net sales were $43.2 million, up 12% from $38.6 million in the same period of 2005. Approximately 4% of the revenue and expenses in the first half of 2006 can be attributed to five more business days (in the first quarter) than in the first half of 2005, due to the nature of the Company’s reporting calendar.
Net income was $1.2 million or $0.19 per diluted share in the second quarter of 2006, up 189% from $0.4 million or $0.07 per diluted share in the second quarter of 2005. Results for the second quarter of 2006 include an income tax benefit for research and development of approximately $0.5 million or $0.08 per diluted share. For the first half of 2006, net income was $1.6 million, or $0.25 income per diluted share, up 116% from $0.7 million or $0.12 per diluted share in the same period of 2005.
Sales to the work market were $12.5 million for the second quarter, up 15% from $10.8 million for the same period in 2005. The year-over-year growth in work sales primarily reflects the success of the Company’s innovative new products and continued penetration into the general work, public safety and fire boot markets. Sales to the outdoor market were $9.4 million for the second quarter of 2006, up 5% from $8.9 million for the same period in 2005. The year-over-year growth in outdoor sales is mostly due to the success of innovative new products and continued penetration into the hunting and hiking boot markets.
The Company continued to improve its overall gross margin, which was a record 39.8% of net sales for the second quarter of 2006, up from 35.8% in the same period of 2005, an increase of 400 basis points. The continued margin improvement in the second quarter was the result of a reduction in closeout sales, higher margins on new product sales, and fewer returns and allowances. LaCrosse’s total operating expenses were $7.7 million in the second quarter of 2006, up 21% from $6.4 million in the same period of 2005. The increase primarily reflects expansion of the Company’s product development and sales teams and related commissions. The second quarter 2006 operating expenses also include stock-based compensation expense of $0.1 million or approximately $0.01 per diluted share after tax.

As a result of strong demand for its products and execution of its inventory management plan, the Company reduced inventory levels by approximately $1.1 million or 4% from the end of 2005. At the end of the second quarter of 2006, LaCrosse had cash and cash equivalents of $11.6 million, up 89% from $6.1 million at the end of 2005.
“We are very pleased with our sales and earnings performance for the second quarter,” said Joseph P. Schneider, CEO of LaCrosse Footwear. “We continued to increase our brand equity and capture market share in both our work and outdoor businesses. We improved our gross margin, more effectively managed our inventory and further strengthened our balance sheet. The customer response to our new products, including our new work and outdoor socks, has been excellent. We continue to make good progress in markets that are quality and performance driven, where our great products and outstanding customer service create opportunities for sustainable and profitable growth over the long term.”
“During the quarter, we strengthened our national sales team and improved our presence in a number of specific regions and target markets where we want to gain market share. Together with RealTree™, a leader in camouflage patterns, we commenced an exciting integrated marketing program with TV commercials, promotional contests and point-of-purchase advertising for our new LaCrosse-branded, leather hunting boots. We also successfully completed our move into the new distribution facility, which will help us maintain strong customer responsiveness and manage our growth.”
LaCrosse will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-218-0204 or +1 303-262-2130. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11062649). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear
LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors in Asia and Europe. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com, www.firetechboots.com and www.lacrossesafety.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this release are based on information presently available to our management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include, but are not limited to:
•	Potential problems or delays associated with the manufacture, transportation and delivery of foreign-sourced products, primarily in China.
•	Difficulties with accurate forecasting and controlling inventory levels, particularly for foreign sourced products with longer manufacturing lead times.
•	Reliance on foreign-sourced products and concentrations of currency, labor, and political risks, primarily in China.
•	Concentration of credit risk as our retail channel customers continue to consolidate and fund expansion of store growth.
•	Weather and its impact on the demand for outdoor footwear.
•	Product offerings that do not create customer demand.
•	Fluctuations in operating results for the second half of the year, which would have a disproportionate effect on our overall financial condition and results of operations for the entire year due to increased seasonality.
•	General domestic economic conditions, including interest rates and foreign currency exchange rates.
•	Consumer confidence, unemployment rates and related demand for footwear, including work and outdoor footwear.
•	Restrictions imposed under United States and/or foreign trading rules, regulations and policies, including export/import regulations, duties, and regulations affecting manufacturers and/or importers.
•	Commodity price increases, including rubber and petroleum, which affect transportation costs, footwear component costs, and ultimately product costs.
You should consider these important factors in evaluating any statement contained in this release and/or made by us or on our behalf. For more information concerning these factors and other risks and uncertainties that could materially affect our consolidated financial results, please refer to Part I, Item 1A – Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which information is incorporated herein by reference. The Company undertakes no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		First Half Year Ended
	July 1,	June 25,	July 1,	June 25,
	2006	2005	2006	2005
Net Sales	$21,822	$19,752	$43,223	$38,618
Cost of goods sold	13,138	12,686	26,155	24,548

Gross profit	8,684	7,066	17,068	14,070
Operating expenses	7,688	6,376	15,509	12,829

Operating income	996	690	1,559	1,241
Non-operating income (expense), net	85	(52)	135	(106)

Income before income taxes	1,081	638	1,694	1,135
Income tax (benefit) provision	(98)	230	123	409

Net income	$1,179	$408	$1,571	$726

Net income per common share, basic	$0.20	$0.07	$0.26	$0.12
Net income per common share, diluted	$0.19	$0.07	$0.25	$0.12
Weighted average shares outstanding:
Basic	6,020	5,941	6,009	5,932
Diluted	6,213	6,145	6,196	6,150
Supplemental Information
Work Market Sales	$12,463	$10,840	$26,108	$22,842
Outdoor Market Sales	9,359	8,912	17,115	5,776

	$21,822	$19,752	$43,223	$38,618

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	(Unaudited)		(Unaudited)
	July 1, 2006	December 31,	June 25, 2005
		2005
ASSETS:
Cash and cash equivalents	$11,582	$6,113	$1,959
Accounts receivable, net	14,787	16,684	13,854
Inventories, net	23,804	24,865	25,168
Prepaid expenses and other assets	2,220	2,306	1,976

Total current assets	52,393	49,968	42,957
Property and equipment, net	4,837	3,047	3,200
Goodwill and other assets	11,582	11,568	12,210

Total Assets	$68,812	$64,583	$58,367

LIABILITIES & SHAREHOLDERS’ EQUITY:
Current portion of long-term debt	$112	$—	$—
Accounts payable and accrued liabilities	10,150	8,923	7,776
Long-term debt	450	—	—
Other long-term liabilities	5,493	5,183	4,537
Total shareholders’ equity	52,607	50,477	46,054

Total Liabilities and Shareholders’ Equity	$68,812	$64,583	$58,367

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